Exhibit 99.1

KALA BIO Settles Approximately $10.6 million of Debt

ARLINGTON, Mass., January 5, 2026 – KALA BIO, Inc. (NASDAQ:KALA), (“KALA” or the “Company”) today announced the successful completion of its loan settlement with Oxford Finance, LLC (“Oxford”), marking a transformational milestone for the Company. The completion of the settlement resolves critical debt obligations.

As previously disclosed in the Company’s Current Report on Form 8-K filed on November 25, 2025, KALA and its subsidiary Combangio, Inc., entered into a Loan Settlement Agreement with Oxford pursuant to which the Company owed Oxford $2 million to be paid pursuant to the terms of the Settlement Agreement. The Settlement Agreement was negotiated in connection with events of default under the Loan and Security Agreement dated May 4, 2021 (the “Loan Agreement”).

Recently, KALA completed its $2 million payment obligation to Oxford. Effective immediately upon this payment, the Company is pleased to announce that it has settled the Oxford debt obligations of approximately $10.6 million as of December 26, 2025. As a direct result of this $2 million payment, all of the Company’s obligations under both the Settlement Agreement and the underlying Loan Agreement have been fully satisfied and discharged.

“The successful completion of the Oxford settlement represents a watershed moment for KALA BIO,” said David E. Lazar, Chief Executive Officer and Chairman of the Board. “By settling the Company’s debt obligations and increasing stockholders’ equity, we have removed a substantial overhang that was constraining the Company’s strategic flexibility. We are confident in our path forward.”

Also, as of December 30, 2025, the Company, with the Compensation Committee of KALA’s Board of Directors’ approval, granted common stock awards as a material inducement to employment to four individuals hired by KALA, which common stock awards relate to, in the aggregate, 400,000 shares of common stock.